Exhibit 10.0
                                                             CONFIDENTIAL
                           SALES AND LICENSE AGREEMENT


1. PARTIES, DATE AND PURPOSE.

This Sales and License Agreement (the "Agreement") is entered into as of the 1st day of May, 2001 (the "Effective Date"), by and between Global Technovations, Inc. ("Global Tech"), a Delaware corporation, located at 7108 Fairway Drive, Suite 200 Palm Beach Gardens FL 33418, and Jiffy Lube International, Inc. ("Jiffy Lube") a Delaware corporation, located at 700 Milam, Houston, TX 77002 (Global Tech and Jiffy Lube are sometimes referred to individually herein as a "Party" and collectively as the "Parties").

2. RECITALS.

Jiffy Lube is the largest franchising organization in the fast lube industry and provides fast oil change and related services through at least 2,200 centers nationwide (approximately 70% of which are franchised).

Global Tech provides an oil analysis system and analyzer (hereafter, the "MotorCheck Equipment") under the trademark MotorCheck(TM), "MotorCheck") that provides an oil analysis test that reveals hidden engine, transmission and gearbox problems, much like a "blood test for your vehicle" or "blood test for your car" (MotorCheck, "blood test for your vehicle" and "blood test for your car" shall be collectively referred to as the "Licensed Marks").

Global Tech will provide to Jiffy Lube an all-inclusive oil analysis program that will provide the necessary level of technical ability to allow Jiffy Lube centers to offer MotorCheck Equipment tests to Jiffy Lube customers. The objective is to facilitate oil analysis in a rapid, economical way to bring this service to the consumer market.

3. AGREEMENT.

Global Tech will develop and provide:

a) A MotorCheck Oil Analysis System Mail-In Program as detailed in (Exhibit A).

b) A MotorCheck Oil Analysis System On-Site Program as detailed in (Exhibit B).

c) As a component of the MotorCheck Oil Analysis System Mail-In Program and the MotorCheck Oil Analysis System On-Site Program, Global Tech will disburse a "Report" which will be electronically provided to 1) the Jiffy Lube Store, 2) Jiffy Lube server, and 3) the Global Tech server as detailed in (Exhibit C).

d) The MotorCheck Equipment to Jiffy Lube and its franchisees through, at Jiffy Lube's

e) and each participating franchisees' option, Global Tech's standard Equipment Lease (Exhibit D), or a separate purchase agreement for the placement and operation of not less than 1000 units of the MotorCheck Equipment as set forth herein, throughout the United States and Canada.

f) Samples of the Licensed Marks for use by Jiffy Lube and its franchisees, subject to the terms and conditions of this Agreement, which samples shall be supplied within a reasonable time following each request.

Jiffy Lube agrees that consistent with the other terms and conditions contained in this Agreement, Jiffy Lube shall (i) comply with the provisions of the MotorCheck Oil Analysis System On-Site Program, the MotorCheck Oil Analysis System Mail-In Program and the Equipment Leases, if that lease option is selected, (ii) fulfill its obligations under Exhibit E entitled Sample Test Volume Requirements, and (iii) for so long as Jiffy Lube offers oil analysis services to the automobile market consisting of retail consumers, independent automotive dealers, or other consumer based automobile repair retailers such as PepBoys, Sears Automobile Centers, Midas, and the like, (the "Market"), through Jiffy Lube company owned or franchised fast oil change locations, Global Tech shall be Jiffy Lube's exclusive provider in the United States and Canada of the services described in Exhibit A and B herein.

4. TERM.

This Agreement will be for a Term expiring five-years from the date of this Agreement. At the end of the Term Jiffy Lube or Global Tech shall have the option to renew this Agreement for an additional three-year term by providing written notice to Global Tech no later than 120 days prior to the expiration of the Term. Should Jiffy Lube or Global Tech elect to renew for the first three-year renewal, then Jiffy Lube or Global Tech may also renew this Agreement in like manner at the end of that renewal term. Should Jiffy Lube and Global Tech not elect the three- year renewal option at the end of the initial Term, then this Agreement will automatically renew for an additional one-year term each year, for a maximum of 16 years, unless Jiffy Lube or Global Tech provides notice of its intent not to renew at least 120 days prior to the expiration of this Agreement.

5. SALES AND LICENSE, EXCLUSIVITY.

a) Jiffy Lube acknowledges Global Tech's right, title and interest in and to the MotorCheck Equipment and the Licensed Marks (including, but not limited to, ownership of all copyrights and other intellectual property rights contained therein whether registered or unregistered). Jiffy Lube's rights and authorized use of the MotorCheck Equipment shall be subject to the terms of the Equipment Lease, if executed, except that to the extent any Equipment Lease executed by Jiffy Lube contains terms which conflict with this Agreement, the terms of this Agreement shall control. Subject to the provisions of this Agreement, Global Tech grants to Jiffy Lube an exclusive, royalty-free license to use MotorCheck Equipment, to reproduce, distribute and display the Licensed Marks in Jiffy Lube's advertising in the United States and Canada, solely in connection with the sale of Global Tech products and/or services to the Market through Jiffy Lube company owned or franchised fast oil change locations for so long as (i) this Agreement remains in force, and (ii) such license or permitted sublicenses do not interfere with Global Tech's ownership or use of the same. Jiffy Lube shall have the right to grant a sublicense of the Licensed Marks to its franchisees to use, distribute and display the Licensed Marks, subject to the foregoing limitations.

Within the first five business days of each calendar quarter, Jiffy Lube shall submit to Global Tech, all materials in which Jiffy Lube intends use or display the Licensed Marks. Global Tech shall review and if appropriate, approve such materials within 10 business days after submission. For the Term of this Agreement, and for so long as Jiffy Lube meets the volume requirements set forth in Exhibit E attached hereto, Global Tech will not allow the use of the Motor Check Equipment or grant a license of the Licensed Marks to operators of businesses that serve the Market, other than as specifically excepted below. Notwithstanding the foregoing, the Parties agree that either shall have the right to market and sell MotorCheck tests to automobile auctions, automobile fleet service providers and automobile manufacturers during the Term of this Agreement.

Global Tech's sole and exclusive remedy for the failure by Jiffy lube to meet the volume requirements of Exhibit E shall be to terminate the exclusivity provisions of this Section 5 a). If Jiffy Lube elects to purchase MotorCheck Equipment, such purchases shall be subject to Global Tech's standard purchase agreement which requires payment of 50% with the purchase order, 25% upon delivery and 25% upon installation.

b) Jiffy Lube may display the Licensed Marks in advertising media, marketing materials, signage and stationary, but in all such cases shall do so in a manner which discloses the Global Tech identity and ownership, and which does not imply Jiffy Lube's ownership of the Licensed Marks.

c) Jiffy Lube will not do or omit to do anything by which the goodwill or the reputation associated with the Licensed Marks might be diminished or jeopardized, but to the contrary, will protect and promote the goodwill associated with the Licensed Marks. Jiffy Lube acknowledges that any goodwill associated with the Licensed Marks is solely owned by Global Tech.

d) Upon the expiration or termination of this Agreement, Jiffy Lube and its franchisees will cease using the trademarks, service marks, logos, trade names and/or other intellectual property of Global Tech immediately, except that Jiffy Lube may continue to use the Licensed Marks until the expiration of the last Equipment Lease executed by either it or its franchisees, unless otherwise agreed to in writing by Global Tech.

e)   Jiffy Lube's agrees to do the following:

(1) At Jiffy Lube's option, either i) the purchase by Jiffy Lube and its franchisees of, for $[*] each, or ii) the lease of by the execution and delivery by Jiffy Lube and its franchisees of Global Tech's standard Equipment Lease, and the placement into service by Jiffy Lube of not less than (A) 300 MotorCheck Equipment units by December 31, 2001, and (B) 1,000 MotorCheck Equipment units by December 31, 2002. Provided however, Jiffy Lube's obligation is subject to Global Tech being able to deliver the required number of units by the appropriate date. Any failure by Global Tech to deliver the required number of units after the placement of the lease and/or sales orders shall result in an extension of the exclusivity period until delivery has occurred; and

(2) operation and use by Jiffy Lube of at least 1,000 MotorCheck Equipment, units within the United States and Canada from January 1, 2003 through the remainder of the Term (including renewals, if any), providing Global Tech makes available to Jiffy Lube the required MotorCheck equipment.

6. CONFIDENTIALITY.

a) Either Global Tech or Jiffy Lube may disclose to the other certain information that the disclosing Party deems to be confidential and proprietary ("Proprietary Information"). Such Proprietary Information will be clearly and conspicuously marked at the time of its first disclosure to the receiving Party. Such Proprietary Information includes, but is not limited to, the terms of this Agreement, and technical and other business information of Global Tech and Jiffy Lube that is not generally available to the public. Proprietary Information does not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving Party knew prior to receiving such information from the disclosing Party or (iv) the receiving Party develops independently.

b) Except as provided therein, the Party receiving Proprietary Information shall use such Information only to carry out the purposes specified in this Agreement, all other uses thereof being prohibited. Notwithstanding the foregoing, each Party may disclose Proprietary Information (i) to the extent required by law or any governmental authority, or (ii) on a "need-to-know" basis under an obligation of confidentiality, to its contractors, legal counsel, accountants, potential acquirers or strategic partners, banks and other financing sources and their advisors, provided that the party so required must give the other party prompt notice and shall comply with any valid protective order. Upon termination of this Agreement, each Party will return all Proprietary Information given to it by the other Party.

*Confidential portions omitted and filed separately with the Commission.




7. REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

a) Each Party represents and warrants to the other that it will comply with applicable laws in performing under this Agreement and any Equipment Lease, that it has the right to enter into this Agreement and perform its obligations hereunder and that the performance of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is party.

b) Jiffy Lube represents and agrees that with respect to the Licensed Marks, (i) it shall faithfully reproduce the Licensed Marks' design and appearance as it appears on the samples provided by Global Tech, (ii) it agrees not to modify the design or appearance of the Licensed Marks unless requested to do so in writing,
(iii) all displays of the Licensed Marks shall bear such copyright, trademark, service mark and other notices as Global Tech shall require, and (iv) upon the termination or expiration of this Agreement, all rights to use the Licensed Marks shall fully revert to Global Tech except as otherwise provided herein.

c) Jiffy Lube further agrees not to: (i) use the Licensed Marks as part of, or in conjunction with any other names or marks (other than Jiffy Lube or [*] marks pre-approved by Global Tech, in writing), without Global Tech's prior written approval; (ii) use them with any confusingly similar marks, or in any other manner except as expressly authorized by Global Tech; (iii) attempt to register any such marks, addresses, terms, associated registration, or attached the validity of the same, (v) use the Licensed Marks in any manner inconsistent with this Agreement, nor assist any third party to do any of the same, or (vi) intentionally do, or permit to be done, anything that may tend to jeopardize the validity of, or diminish the value of the Licensed Marks.

d) Global Tech represents and warrants to Jiffy Lube that: (i) Global Tech is the sole and exclusive owner of all intellectual property rights in and to Global Tech's proprietary portion of the MotorCheck Equipment; (ii) Global Tech has all legal right and authority to grant and convey to Jiffy Lube the rights and licenses contained in this Agreement without violation or conflict with any law; (iii) there is no action, suit, claim, arbitration, or other proceeding pending or threatened which questions this Agreement or Global Tech's ownership of the MotorCheck Equipment or any intellectual property rights therein or the Licensed Marks; (iv) to the best of Global Tech's knowledge and belief, neither the MotorCheck Equipment nor the Licensed Marks infringe upon any proprietary right or intellectual property rights of any third party, and Global Tech represents and warrants to Jiffy Lube that the MotorCheck Equipment shall meet or exceed the overall quality (e.g., accuracy, timeliness, etc.) of similar


*Confidential portions omitted and filed separately with the Commission.

oil analysis systems operated by any competitor of Global Tech( excluding traditional oil analysis laboratories), which competitive systems test oil for all properties as listed on and in accordance with the Analytical Package contained on Exhibit A and must meet the electronic reporting guidelines on Exhibit C (the "Global Tech Quality Commitment").

e) EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL INFORMATION, TECHNOLOGY AND SERVICES PROVIDED BY GLOBAL TECH OR BY JIFFY LUBE HEREUNDER ARE PROVIDED "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. GLOBAL TECH DOES NOT REPRESENT OR WARRANT THAT THE MOTORCHECK EQUIPMENT (OR RELATED DOCUMENTATION) OR THE SAMPLE TEST KITS ARE ERROR FREE, OR THAT USE OF THE MOTORCHECK EQUIPMENT WILL BE UNINTERRUPTED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS SPECIFIED IN THIS SECTION 7, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH ANY SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH RESPECT TO ALL TECHNOLOGY AND SERVICES PROVIDED HEREUNDER, INCLUDING BUT NOT LIMITED TO THE MOTORCHECK EQUIPMENT SYSTEM AND SAMPLE TEST KITS.

8. INDEMNIFICATION; LIMITATION OF LIABILITY.

a) Global Tech shall indemnify and defend Jiffy Lube in any action brought against Jiffy Lube to the extent such action is based on a claim that the MotorCheck Equipment or the Licensed Marks infringes any United States patent, copyright, trademark or trade secret. Global Tech will pay resulting costs, damages, and legal fees finally awarded against Jiffy Lube in such action and any related settlement amount, which are attributable to such claim, provided that Jiffy Lube (i) promptly (within twenty (20) days) notifies Global Tech in writing of any such claim and Global Tech has sole control of the defense and all related settlement negotiations, and (ii) cooperates with Global Tech, at Global Tech's expense, in defending or settling such claim.

b) Should the MotorCheck Equipment become, or be likely to become in Global Tech's opinion, the subject of infringement of any patent, Global Tech may procure for Jiffy Lube the right to continue using the same or replace or modify it to make it non-infringing, at Global Tech's election. If Global Tech elects to replace or modify the infringing item(s), such replacement or modification shall substantially meet the functional and performance specifications of MotorCheck Equipment prior to a determination of infringement. Global Tech does not warrant against, and shall not be responsible for claims of patent infringement based upon use of the MotorCheck Equipment in a manner inconsistent with the provisions of this Agreement.


c) Jiffy Lube shall defend Global Tech in any action brought against Global Tech to the extent such action is based on a claim arising out of any injury to person or property (including but not limited to any and all claims arising under any federal and/or state environmental law, rule or regulation, as amended from time to time) caused by any products or services sold or otherwise distributed in connection with any Jiffy Lube service or in connection with the misuse or negligent use of the MotorCheck Equipment or sample test kits by Jiffy Lube. Jiffy Lube will pay resulting costs, damages, and legal fees finally awarded against Global Tech in such action and any related settlement amount, which are attributable to such claim, provided that Global Tech (i) promptly (within twenty (20) days) notifies Jiffy Lube in writing of any such claim and Jiffy Lube has sole control of the defense and all related settlement negotiations, and (ii) cooperates with Jiffy Lube, at Jiffy Lube's expense, in defending or settling such claim.


9. TERMINATION.

a) Either Party may terminate this Agreement if the other Party materially breaches its obligations hereunder and such breach remains uncured for ninety
(90) days following written notice to the breaching Party of the particulars of such breach, provided that, notwithstanding anything to the contrary herein or in any of the Exhibits hereto, any delays in implementation shall not be deemed a material breach hereunder, unless such delays are due to factors within the control of one of the Parties and have become unreasonable. Such termination shall not terminate any existing Equipment Leases between Jiffy Lube and Global Tech. Failure by Jiffy Lube to meet the requirements of 5 (e) above shall not be considered a default so long as Jiffy Lube meets the volume requirement of Exhibit E attached hereto.

b) Either Party may terminate this Agreement upon notice that the other Party is declared insolvent, files a petition for reorganization or bankruptcy, or makes an assignment for the benefit of its creditors, and such declaration, petition, assignment, judgment or decree shall continue in effect for a period of more than 60 days from the date of such finding or filing whichever shall first occur.


c) Jiffy Lube shall provide written notice to Global Tech if Jiffy Lube believes that Global Tech is not in compliance with the Global Tech Quality Commitment (as defined in Section 7(d) hereof), and if such noncompliance is not cured by Global Tech within ninety (90) days of receipt of such notice to Jiffy Lube's satisfaction (which shall not be unreasonably withheld), Jiffy Lube shall have the right to terminate this Agreement. Such termination shall not terminate any existing Equipment Leases between Jiffy Lube and Global Tech.


d) Upon termination of this Agreement: (i) all licenses hereunder shall terminate except as such are necessary to the continued use of any equipment pursuant to an Equipment Lease or as otherwise provided herein, (ii) all payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof; Section 4 (Confidentiality), Section 5(c) (Disclaimer), Section 8 (Indemnification; Limitation of Liability), Section 13 (General) and all Equipment Leases will survive any termination or expiration of this Agreement.


e) The right to terminate this Agreement under this Section 9 shall not act as a waiver of any breach of this Agreement and shall not preclude any other rights and remedies provided by law or equity or this Agreement.

f) In the event this Agreement is terminated, Global Tech agrees to provide reasonable transition assistance to Jiffy Lube to effect an orderly transition. If Global Tech's provision of transition assistance requires the utilization of additional resources that Global Tech would not otherwise use in the performance of the MotorCheck Equipment, Jiffy Lube will pay Global Tech for such additional resources at the standard price for Global Tech's professional services in effect at the time.

g) No termination of this Agreement, nor loss of the licenses granted herein to Jiffy Lube and its franchisees to use the Licensed Marks, shall affect the term of any Equipment Lease executed pursuant to this Agreement; any such Equipment Leases shall continue in full force and effect according to its terms until terminated or allowed to expire pursuant to its own provisions.


h) In the event that a breach by Jiffy Lube occurs by its failure to meet any minimum set forth on Exhibit B or Exhibit E, such breach may be cured by (A) payment to Global Tech of the amount that Jiffy Lube would have been required to pay if it had met its required minimum purchase, and (B) such payment is made within 30 days following the end of the period to which such minimum relates.


10. PUBLICITY.

Except as may be required by law, neither Party will make any public statement, press release or other announcement relating to the terms of this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. On or before June 1, 2001, the Parties will issue a joint press release announcing this Agreement.


11. INSURANCE.

a) Jiffy Lube shall maintain during the term of this Agreement, at its own expense, comprehensive insurance (including a provision that the policy will cover claims that accrue during its term, rather than only claims made during its term), in an amount no less that $1 million per occurrence. Jiffy Lube shall name Global tech and any affiliate designated by Global Tech as co-insured on such insurance. Upon demand by Global Tech, Jiffy Lube shall furnish Global Tech with duplicate policies or certificates evidencing the fact that the insurance as required by this Agreement is in force.

b) Global Tech shall maintain during the term of this Agreement, at its own expense, comprehensive insurance (including a provision that the policy will cover claims that accrue during its term, rather than only claims made during its term), in an amount no less that $1 million per occurrence. Global Tech shall name Jiffy Lube and any affiliate designated by Jiffy Lube as co-insured on such insurance. Upon demand by Jiffy Lube, Global Tech shall furnish Jiffy Lube with duplicate policies or certificates evidencing the fact that the insurance as required by this Agreement is in force.


12. ASSIGNMENT.

a) Neither Party may assign this Agreement, in whole or in part, without the other Party's prior written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all of a Party's relevant assets or business, provided that in the event of a merger, reorganization or sale with or to a competitor of the other Party, such other Party may terminate this Agreement. Notwithstanding the foregoing, Global Tech may assign this Agreement to any Global Tech subsidiary without consent of Jiffy Lube.

b) Any attempt to assign this Agreement other than as permitted in Section 12(a) will be null and void.

c) This Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of each Party.

13. FORCE MAJEURE.

Any delay in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement and will be excused, to the extent caused by any occurrence beyond the reasonable control of such Party including, but not limited to, acts of God, acts of civil or military authorities, strikes or other labor disputes, fires, interruptions in telecommunications or Internet or network provider services, power outages and governmental restrictions.

14. NON-WAIVER.

Neither party's failure to enforce any provision of this Agreement will constitute a waiver of its right to enforce such provision at some later time. A party's waiver of one breach or series of breaches of this Agreement will not constitute a waiver of subsequent breaches.

15. NOTICES.

Any notice concerning this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by, certified or registered mail, return receipt requested, or similar receipted delivery, by overnight delivery service, or by facsimile delivery, or if mailed, postage prepaid, by certified mail, return receipt requested as follows:

         To Jiffy Lube:    700 Milam
                           Houston, TX 77002
                           Attention: Dwight Matteson
                          Director, Products & Services


         To Global Tech:   7108 Fairway Drive
                                    Suite 200
                           Palm Beach Gardens, FL
                           Attention:  William C. Willis, Jr.
                           President and Chief Executive Officer
                                    Facsimile:  (561) 775- 2668

16. ENTIRE AGREEMENT.

The words used in this Agreement have been chosen carefully to express the parties' mutual understanding. No agreement or representation, whether oral or written, made before the date of this Agreement may be considered to change this Agreement as it is written, and no subsequent agreement, representation, or course of conduct may be considered to amend this Agreement unless a proposed amendment is written and is signed by an officer of or attorney-in-fact for the Party(ies) which would be bound by the proposed amendment.

17. NO CONFLICTING AGREEMENTS.

Each Party hereby warrants that it is not committed to any other party for any of the obligations set forth in this Agreement and that the signing of this Agreement will not violate any other agreement between that Party and any third party. Each Party agrees to indemnify and save the other Party harmless from and against any claim by any party concerning any conflict or interference with any agreement concerning the subject matter of this Agreement.

18. AUDIT RIGHTS.

No more than once per calendar year and upon the written request of a Party (the "Auditing Party"), the other Party (the "Audited Party") shall, within thirty
(30) days after receipt of the request, send to the Auditing Party such documents as are required to verify the amount of fees paid by the Audited Party to the Auditing Party hereunder.

19.  GOVERNING LAW.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

20.  SEVERABILITY.

In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

21.  PARTIES.

The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the Parties or to impose any partnership obligation or liability upon either party.

22. SACRAMENTO TEST.

This Agreement does not apply to the current test occurring in the Sacramento, CA area.

IN WITNESS HEREOF, Jiffy Lube and Global Tech have caused this Agreement to be executed by their duly authorized representatives.



Jiffy Lube International, Inc.      Global Technovations,  Inc.

By:  /S/ Marc Graham                 By:  /S/William C. Willis, Jr.
    -----------------                      ----------------------------------
      Name:  Marc Graham                  Name:   William C. Willis, Jr.
      Title:   President                  Title:  President and Chief Executive
                                                  Officer

                                    EXHIBIT A


                 MotorCheck Oil Analysis System Mail-In Program


         PROGRAM

         Global Tech will develop and provide an all-inclusive MotorCheck Oil Analysis System Mail-In Program to Jiffy Lube. Included in the program are provisions for all supplies required for the program, storage and distribution of the supplies, postage, sample analysis, data interpretation, a comprehensive reporting system to users of the service and periodic summary reports furnished to Jiffy Lube. The program will be designed so the involvement of Jiffy Lube in the routine administrative activities will be minimal. This program will begin operation on 4/15/2001. Jiffy Lube and its franchisees participating in the Mail-In Program shall not use MotorCheck Equipment leased by Jiffy Lube or any franchisees from Global Tech.

         SAMPLING SUPPLIES AND COSTS

         Jiffy Lube shall purchase in advance from Global Tech the supplies for each participating store necessary to obtain the sample, at a price per sample kit of $[*]. Two cases of 24 kits each shall be delivered to each participating Jiffy Lube center as an initial order. Each case will include the following:
         24 one oz. sample bottles
         24 sets of 3 bar code stickers
         24 inner plastic bags for bottle insertion
         24 mylar/plastic mailing envelopes with prepaid first class postage affixed 24 individual sampling tubes

         Jiffy Lube shall purchase in advance, for each participating store and as part of the initial order, one Vampire Sample Collection Pump; initial order price - $[*], subsequent orders - $[*].

         Terms will be net 15 for the initial delivery. Freight will be on a prepay and add basis, subject to adjustment pursuant to SHIPPING CHARGES AND SHIPPING COST ADJUSTMENTS, below. On an on-going basis, Global Tech will automatically send each participating Jiffy Lube center one case of 24 kits when the participating Jiffy Lube center has sent 24 samples for analysis. For each case of 24 kits sent to each participating Jiffy Lube center, Global Tech will send an invoice to either to the participating Jiffy Lube center or directly to the franchised center. Terms for these subsequent delivery shall be net 30, freight prepay and add, subject to adjustment pursuant to SHIPPING CHARGES AND SHIPPING COST ADJUSTMENTS, below.

         *Confidential portions omitted and filed separately with the Commission.

         All costs of sample packages, delivery of samples (whether mail or overnight), performance of tests and evaluations and delivery of report are included in the per-kit price. No other charges (other than freight as described herein) shall be made by Global Tech.

         Analytical Package

         Using the MotorCheck(TM) oil analyzer, Global Tech laboratories will test each oil sample received for the following:

         [*]

         and will evaluate the data and generate a report, using a diagnostic rule engine to evaluate the data and generate a report with a narrative evaluation. The diagnostic rule engine will be reviewed with Pennzoil Technical Center and modified as mutually agreed.

         SAMPLE DELIVERY PROCESS

         The United States Postal Service First Class Mail will be used to deliver the oil sample to the post office boxes listed on this Exhibit A in the city of the designated laboratory location. Global Tech will pick up the samples from the post office boxes between 4 a.m. and 10 a.m. daily during the week and deliver them to the laboratories for processing that day. ALL SAMPLES WILL BE PROCESSED AND POSTED ON THE DAY RECEIVED BY GLOBAL TECH.

         SHIPPING CHARGES AND SHIPPING COST ADJUSTMENTS

         Upon signing of this Agreement, Jiffy Lube will deliver to Global Tech a listing of those areas where the United States Postal Service First Class Mail delivery method generally takes more than three days. In which case, Airborne Express (or other carrier) delivery method will be used. In this case, the sample will be shipped directly to the laboratory location. ALL SAMPLES WILL BE PROCESSED AND POSTED ON THE DAY RECEIVED BY GLOBAL TECH. Information provided to Jiffy Lube, has been used to determine Global Tech's average estimated shipping costs per individual oil sample equal to $[*] per delivery (on a blended cost basis for United States Postal Service First Class Mail and Airborne Express or similar carrier) (the "Average Cost", as it may be modified as provided below). Each calendar quarter, Global Tech will review the actual shipping charges for the prior quarter. If the actual shipping costs for the preceding calendar quarter exceeds the applicable Average Cost, then Global Tech shall increase the price per sample paid by Jiffy Lube in the amount of the newly calculated Average Cost. However, if the actual shipping charges for the preceding calendar quarter are less than the applicable Average Cost, then Global Tech will provide a credit back to Jiffy Lube, applied against future sample test kit purchases, but which credit, when applied to purchases, may not exceed [*]% of the fees due from Jiffy Lube in any given month. The average cost shall be adjusted for the current quarter based upon the actual charges for the prior quarter.


         *Confidential portions omitted and filed separately with the Commission.

Jiffy Lube Site Collection and Processing Procedure (USPS first class mail method)

      1. Oil sample is withdrawn via dipstick or when oil is drained.
      2. Cashier will input bar code number in designated field on POS invoice.
      3. Cashier will place bar code label on sample bottle, customer invoice and store copy of invoice. 4. Cashier will place sample bottle into plastic sample bag and seal bag 5. Cashier will place sample bottle into prepaid first class mailer envelope. 6. Sample will then be placed in United States Postal Service mail depository. Sample arrives at area lab's post office hub or area distribution center and is processed and posted same day as pickup.

Jiffy Lube Site Collection and Processing Procedure (Airborne Express or other courier method)

         1. Oil sample is withdrawn via dipstick or when oil is drained.
         2. Cashier will input bar code number in designated field on POS invoice.
         3. Cashier will place bar code label on sample bottle, customer invoice and store copy of invoice.
         4. Cashier will place sample bottle into plastic sample bag and seal bag
         5. Cashier will place sample bottle into prepaid Airborne Express or other courier.
         6. Jiffy Lube center calls Airborne Express or other courier for pickup.
         7. Airborne Express or other courier picks up sample.
         8. Sample arrives at area lab and is processed and posted same day as pickup.

         ROLL OUT SCHEDULE

         Southwest Region             May 7 , 2001
         Midwest                      May 8, 2001
         Mid Atlantic                 May 9, 2001
         Northeast                    May 10, 2001
         Southeast                    May 11, 2001
         Pacific                      May 14, 2001

         The order of this roll-out schedule is subject to change.

         MOTORCHECK POST OFFICE BOXES

1.       Global Technovations
         PO Box 4415
         Houston, TX 77210-9118

2.       Global Tech/MotorCheck
         PO Box 24611
         West Palm Beach, Florida 33406-9942

3.       Global Tech
         PO Box 9164
         Marlborough, MA  01752-9834

4.       MotorCheck ITG
         PO Box 2020
         Beltsville, MD 20705-9901

5.       Global Tech
         PO Box 9000
         Oceanside, CA  92051-9935

6.       On-Site Analysis
         PO Box 3009
         Columbus, IN  47201-9900

                                    EXHIBIT B

                 MotorCheck Oil Analysis System On-Site Program

         PROGRAM

Under this program, Global Tech will make available to Jiffy Lube the equipment necessary for Jiffy Lube to perform the laboratory tests and generate the reports on site by Jiffy Lube employees, 1) under individual equipment leases in the form attached as Exhibit D, at a monthly lease cost of $[*] for a lease term of 60 months, or by purchase by Jiffy Lube at a cost of $[*] per MotorCheck Equipment. Global Tech will continue to supply the sample kits to Jiffy Lube in the same manner as in Exhibit A, and the price per test shall be as set out in the table below. Global Tech will also provide to Jiffy Lube and its franchisees any software update, upgrades or modification that are developed during the Term of this Agreement and which relate to the automotive business of Jiffy Lube contemplated by this Agreement. From the Agreement date, through and including December 31, 2002, Jiffy Lube shall pay $[*] per test.


For each calendar year thereafter, Jiffy Lube shall pay to Global Tech $[*] per test; however, within 30 days following the end of such year, Global Tech shall determine Jiffy Lube's actual volume for the immediately preceding 12 months. Global Tech will then recalculate (if appropriate), Jiffy Lube's per test price based on its achieving the volumes set forth below. For purposes of calculating # of Samples per Year, each calendar year shall begin at 0 (zero) Sample per Year.

     # of Samples per Year            Per Test Price
------------------------------- ----------------------------

                  [ * ]             [ * ]


         Any rebates to Jiffy Lube (if any) will be applied against future sample test kit purchases, but such rebate may not exceed [*] of the fees due from Jiffy Lube in any given month.

         *Confidential portions omitted and filed separately with the Commission.

         At any time following three-years from the Effective Date, Global Tech may increase the per test prices listed on this Exhibit B by an amount equal to Global Tech's actual increases in costs for raw materials. Such increases may occur no more frequently than one time in each calendar quarter and proof of raw material cost increases will be made available to Jiffy Lube upon request.

         ROLL OUT SCHEDULE

         To be mutually agreed upon

         COEXISTENCE OF EXHIBIT A AND EXHIBIT B

         The parties understand that some participating Jiffy Lube centers may elect to remain under the provisions of Exhibit A, and agree that such centers may do so, and that those centers shall continue to receive the benefits of Exhibit A, under the cost structure of Exhibit A, for so long as this Agreement remains in force.

                                    EXHIBIT C


         ELECTRONIC REPORTING

         Test result reporting will be from each laboratory's central server. The remote laboratories will e-mail test results to the following:

         Customer                               To be determined
         Jiffy Lube Store                       To be determined
         Jiffy Lube Corporate Server            ASCII tab delimited fixed format
         Global Tech Server                     .MDB format

         REPORTS

         A three-page report (Attachment 1) will be provided for each sample tested. Page one will be the consumer friendly report that provides a Satisfactory or Unsatisfactory evaluation of the following vehicle components. The [*] will be input into the [*] inspection evaluation.





*Confidential portions omitted and filed separately with the Commission.

EXHIBIT C

 UNDERSTANDING YOUR REPORT

 It's easy!

 You don't need to be an expert... The built-in diagnostics do it for you!

 The test results and diagnostic comments have been generated using the latest technological advancements in oil analysis. The tests feature optical spectroscopic measurements to monitor engine or transmission wear as well as the physical properties of the oil and the oil's condition or serviceability.

 We test for 9 elements, 6 wear metals, and 3 contarninant metals. The wear metals are minute particles of metal suspended in the oil, which are formed by friction between moving parts, abrasion or corrosion. Energizing these suspended oil particles in the analyzer provides a measurement of the metal content in parts per million (ppm). These results are scientifically matched against known engine or transmission characteristics and reported in the diagnostic section depending on the severity of the situation and on the known wear patterns for engines, transmissions and gear boxes (maximum 90 weight oil or 8OW90 multi-grade oils).

 The condemning limits (or break points) are dependent on the engine or transmission make, the total number of miles on the system (or since overhaul) and the total number of miles since the last oil change.

 Diagnostics:

Air Filter: abnormal condition usually caused by the ingestion of dirt, resulting from a failed or tom air filter.

Bearines, Bushinp-s. Camshaft and Crankshaft: abnormal condition can be caused by local oil starvation resulting from a blocked oil-way, or ingested dirt or other abrasive material, or the presence of corrosive materials from a heavily degraded engine oil (too many hours on the oil)

Cooling Svstem: abnormal condition can be caused by leaks from gaskets or seals, a broken head gasket or from a cracked engine block.

Cylinders. Piston Rings, Pistons: abnormal condition can be caused by poor lubrication resulting from blocked oil-ways or excessive deposits in the ring zone or the ingested dirt or other abrasive materials.

Engine Block: abnormal condition can be caused by a cracking or distortion of the engine block resulting from extreme low or high temperatures.

Fuel System: abnormal condition can be caused by leaks in internal fuel lines, a failed fuel pump diaphragm, or leaking fuel injectors (seats).

Summary Diagnostics:

Wear Metals: abnormal condition can be caused by ingestion of dirt or other abrasive materials (failed air filter), local oil starvation (block oilway), or corrosion caused by build up of acidic materials.

Coolant Content: abnormal condition can cause severe degradation of the lubricant, leading to local oil starvation, lubricant failure and eventual excessive mechanical wear.

Sludge Potential: abnormal condition can be caused by over-extension of the oil life or from regular short journeys where engine does not reach normal operating temperature.

Fuel Content: abnormal condition can be caused by leaks in internal fuel lines, a failed fuel pump diaphragm, or leaking fuel injectors (seats).

Water Content- abnormal condition, can be caused by excessive condensation, and at high levels from a cracked engine block, a broken head gasket, a leaking water pump seal, or simply ingestion of water from operating vehicle in flood conditions.

Wear Metal Associations:

Chromium: compression rings, low friction bearings, liners, chromate cooling system.

Copper: bearings, bushings, thrust washers, oil cooler, and clutches, oil additive.

Iron: crankshaft, valve train, cylinders, gears, liner, and bearings.

Lead: bearings, contaminant from leaded gasoline (automotive only).

Tin: pistons, bearings, and bushings.


Contaminant Metals:

Contaminant metals are detected primarily through problems with the air intake system (Silica - dirt) or because of coolant leaks (Potassium, Sodium and sometimes Silicone are typical additives in water treatment chemicals). These metals are also measured in ppm and evaluated on content and severity.

Silicon: the most corninon cause of system wear and indicates the presence of dirt, seal material, or a silicon based oil or coolant additive. Potassium: a common coolant additive that is an indication of a cooling system problem.

Sodium: oil additive constituent, coolant additive, environmental contaminant.

Physical Properties:

This section contains the physical data of your oil analysis and is explained as follows:

Water: measured in % volume, can be an indication of condensation due to a cold running system, a cooling system leak, or outside contamination (severe at greater than I%).

Glycol: measured in % volume, is used most commercial antifreeze blends. Its presence usually indicates some type of coolant leak

(Abnormal at greater than 0.2%).

Fuel Dilution: measured in % volume, can indicate faulty combustion, rich air/fuel mixture when present at between 2% and less than 5%. An injector problem or internal fuel line leak is typically indicated when fuel is detected at high levels, often >5%.

0xidaition: measured in light absorption units, is the result of oxygen in the air interacting with the oil at elevated temperatures, and is a normal process as the oil ages. If an engine is operated continuously at high temperatures for extended periods, or if a drain interval is over -extended then values greater than 25 units may be observed, and an oil change is recommended.

Nitration: nitration products are formed during the fuel combustion process. The products are often corrosive and can accelerate oil deterioration.

Viscosity (Estimated value): This calculated measurement is an indication of the oil's ability to flow and lubricate the moving parts of the engine or transmission. It's an indication if the oil is too thick or too thin. This value is estimated based on the average values for a I OW 30 weight oil, with an average value around 13 cSt.

Additional Physical Properties (Diesel Engines Only):

Soot: measured as %soot, is a normal combustion by-product of diesel fuel and appears as a contamiriant in the oil. At high levels it can cause an increase in the oil's viscosity (thickening of the oil.) Higher than normal levels can indicate an improW air/fuel ratio, defective air intakes or injectors and can cause deposits, thickening and over-extension of the oil additives.

Total Base Number (TBN.Estimated value): is a calculated measurement of the oil's alkaline reserve (additive package) that is used to neutralize acidic contan-driants, primarily fori-ned by the adsorption of combustion gases and the aging of the oil. Combustion by-products are the source of the strongest acids, therefore, over-extended oil drain intervals, insufficient additive package, or overheating are causes for a low TBN. Values less than 3 are normally indicative of exhaustion of the additives.

     ACCURACY OF RECOMMENDATIONS IS DEPENDENT ON REPRESENTATIVE OIL SAMPLES AND COMPLETELY CORRECT DATA ON BOTH VEHICLE AND OIL

     THIS ANALYSIS IS INTENDED AS AN AID IN PREVENTING MECHANICAL WEAR. NO GUARANTEE, EXPRESSED OR IMPLIED, IS MADE AGAINST FAJLURE OF

     THESE COMPONENTS. MOTORCHECKTm AND JIFFY LUBEO LIABILITY IN ANY CASE IS LIMITED To THE COST OF THE REPORTED ANALYSIS.

 EMMIT C

 ENGINE OIL ANALYSIS

 "A Blood Test For Your Vehicle"

 Sample taken at:
 Jiffy Lube Store # 387
 1640 Fulton Ave.

 Sacramento, CA 95825-5112
 Phone: (916) 485-5981

 Vehicle Year:             1997             Test Date:           02/26/01
 Vehicle Make:             Mercury          Engine:              3.8 liter V-
 6 Vehicle Model:            Sable          Odometer.            68,000
 Miles
 License Tag:              B6G F8A
 State:                    CA              Sample ID Bar Code:


 Normal           Abnormal

 Air Filter
 Bearings
 Bushings
 Camshaft
 Coolant System
 Crankshaft
 Cylinders
 Engine Block
 Fuel System
 Piston Rings
 Pistons

 Reasons (See Page 4)

 See "Diagnostics: Air Filter"

 Wear Metals
 Coolant Content
 Sludge Potential
 Fuel Content
 Water Content

 For Customer Service, Call:                 877-685-HELP (4357)

 Accuracy of recommendations is dependent on representative oil samples and completely correct data on both vehicle and oil. This analysis is intended as an aid in predicting mechanical condition. No guarantee, expressed or implied, is made against failure of these components. MotorCheck m and Jiffy Lube'9 liability in any case is limited to the cost of the reported analysis.

                       MotorCheck(TM)Oil Analysis Presented by Jiffy Lube
 CHECK

 EXHIBIT C

TRANSMISSION OIL                                      Sample taken at:

                                                    Jiffy Lube Store # 387
 ANALYSIS                                           1640 Fulton Ave.

 Sacramento, CA 9582:~-5112 Phone: (916) 485-5981 A Blood Test For Your Vehicle"

 Vehicle Year:             1997          Test Date:             02/26/01
 Vehicle Make:             Mercury       Engine:                3.8 liter V-6
 (T)
 Vehicle Model:            Sable         Odometer:              68,000
 Miles
 License Tag:              B6G F8A
 State:                    CA                              Sample ID Bar Code:

 Normal           Abnormal

 Reasons (See Page 4)

 Bearing/Gear                                             See "Wear Metals:
 Iron"
 Bearings
 Clutch Disc Pack                                         See "Wear Metals:
 Lead"
 Clutch Disc/
 Thrust Washer
 Coolant System
 Dirt/Seal Material
 Gear
 Torque Converter
 Wear Metals
 Transmission                                              04


 Physical Properties

 Water                                 <0. 1                N
 Oxidation                             9.0                  N

 Glycol                                                    ND

 Wear Metals in parts per million (ppm)*
 ---------------------            ------

 Aluminum                            19
 Chromium                             9
 Copper                              177
 Iron                                550
 Lead                                140
 Tin                                 25
 Silicon                             89
 Potassium                            5
 Sodium                              21


 MotorCheckTm Oil

 Analysis Presented                    4m, 44,11

 GHCK

 M1                        by Jiffy Lube

     * Assuming normal oil consumption and based on provided information, wear metal evaluation varies per make and model, total miles1hours, and the Miles1hours the oil has been in service: N=Normal : A=Abnormal : NA--Non
     Applicable: ND=Not Detected

 EXHIBIT C

 ENGINE OIL ANALYSIS

 "A Blood Test For Your Vehicle"

 %01

 Vehicle Year:             1997                            Test Date:'
 Vehicle Make:             Mercury                         Engine:
 Vehicle Model:            Sable                           Odometer:
 License Tag:              B6G F8A
 State:                    CA                              Sample ID Bar Code:

 Sample taken at:
 Jiffy Lube Store # 387
 1640 Fulton Ave.
 Sacramento, CA 95825-5112
 Phone: (916) 485-5981

 02/26/01
 3.8 liter V-6
 68,000 Miles

 III

 III

 - Wear Metals in parts per million (ppm)*
   -------------------------        ------

 Aluminum                                1           N
 Chromium                               38           A
 Copper                                 244          A
 Iron                                   124          N
 Lead                                    4           N
 Tin                                     5           N
 Silicon                                 6           N
 Potassium                              10           N
 Sodium                                  9           N

 Physical Pro erties

 Water                                  0.1           N
 Oxidation                              19            N
 Viscosity @ 1 OOC                     11.4           N
 Glycol                                  -           ND
 Fuel                                    6            A
 Nitration                               1            N
 Soot (D)                                            NA
 TBN (D)                                             NA

 MCH.CK           MotorCheckTm Oil Analysis Presented by Jiffy Lube
  -----

     Assuming normal oil consumption and based on provided information, wear metal evaluation varies per make and model, total miles/hours, and the Miles1hours the oil has been in service: N=Normal: A=Abnormal: NA=Non
     Applicable: ND=Not Detected

                                    EXHIBIT D

FORM OF EQUIPMENT LEASE

                 EQUIPMENT LEASE AND SOFTWARE LICENSE AGREEMENT



         THIS EQUIPMENT LEASE AND SOFTWARE LICENSE AGREEMENT (this "Agreement"), entered into as of this ____ day of March 2001, between Global Technovations, Inc., ("GTI," "we", "us" or "ours") and _______________________________________
("Customer", "Licensee", "you" or "your"), a Jiffy Lube Franchisee, and is hereby agreed to as follows:



1. Lease and License.
   -----------------

Global Technovations, Inc. agrees to lease to Customer, and to license to Customer , and Customer agrees to so lease and license from Global Technovations, Inc. subject to the terms and condition of a Sales and License Agreement between Global Technovations, Inc. and Jiffy Lube International, Inc. dated _________ (the "Sales Agreement"), an on-site oil analyzer branded under the name MotorCheck(TM) including the Confidential Information and other proprietary technology incorporated therein (the "OSA-II"), all on the terms and conditions set forth herein. The OSA-II shall be used solely at Customer's facility located at ____________________________________ operated under the
Jiffy Lube name, ( the "Site"). The OSA-II shall be used with due care solely in accordance with any operating manual or other instructions (including any site specifications and maintenance procedures) provided by Global Technovations, Inc., and solely for the purpose(s) of testing and analyzing ("Oil Analysis") used lubrication fluids (excluding lubrication fluids for airplanes).

2.  Term.
    ----

This Agreement is effective for a period of 60 months (the foregoing together with any renewals shall be referred to as the "Lease Term"), beginning on the date the OSA-II is delivered and set up at the Site. Delivery must take place no later than 60 days after this Agreement is executed. This Agreement and Customer's right to use the OSA-II expires at the end of such period. Should the Sales Agreement be renewed, this Agreement may be renewed for the same term and expire at the same time as the Sales Agreement. Upon termination of this Agreement, Customer will take any and all actions to allow GTI to repossess the OSA-II (which shall be returned by Customer in the same condition as when delivered, ordinary wear and tear excepted).

3.  Price and Payment.

All monthly payments with respect to our OSA-II shall commence only after such OSA-II has been delivered, installed, tested and is operational. The monthly lease charges for the OSA-II are as follows:

         LEASE: $[****] per each installed OSA-II per month, plus the sums reflected on Exhibits A and B of the Sales Agreement.

The above fees are applicable for the Lease Term for each OSA-II placed, from the time of operation. All invoices are due upon receipt. Customer will be invoiced at the completion of each month. GTI reserves the right to charge



*Confidential portions omitted and filed separately with the Commission.



(a) Not to move or relocate the OSA-II from the site of original installation at the locations set forth above;

(b) Not to remove, alter or obscure any markings or labels, which are affixed to the OSA-II at the time of installation or subsequently placed thereon by GTI, provided such were first approved by Customer;

(c) To ensure that any person who operates the OSA-II has been trained by GTI (or persons designated by GTI);

(d) To allow GTI and its agents, representatives and employees reasonable access to Customer's facility to inspect the OSA-II upon reasonable notice from GTI;

(e) To properly dispose of all fluids and solvents used in connection with or in any way relating to the OSA-II in compliance with all applicable laws, rules and regulations;

(f) To maintain a safe site for the OSA-II including keeping all flammable gases, petrochemical fluids, solvents and other substances outside the proximity (generally not within 25 feet) of the OSA-II except to the absolute minimum extent then being used in the operation thereof;

(g) Customer may use the service marks appearing on the OSA-II and the reports solely for the purpose of delivering oil analysis using the OSA-II. Customer agrees to protect and not to infringe on all the trademarks and copyrights owned by GTI. and its affiliate companies, including the trademark MotorCheck(TM).

(h) To assume all risk of loss, theft, damage, requisition of use and destruction to the OSA-II from any cause whatsoever after it has been delivered to a common carrier for shipment to Customer, and to include under each site's property insurance each OSA-II in an amount not less than $40,000 with an insurance carrier reasonably approved by GTI, and name GTI as loss payee and additional named insured on the applicable policies (and furnish GTI with a copy thereof). In the event of any such occurrence, Customer shall promptly notify GTI and shall at its expense cause the OSA-II to be placed in good repair, condition and working order. In the event of a total loss, all right, title and interest in the subject OSA-II (and any insurance proceeds associated therewith) shall remain vested in GTI Customer will send proof of insurance coverage to GTI, Attention: Chief Financial Officer.

8.  Assignment.

Customer may not assign, transfer, pledge, sublicense or sublease the OSA-II (including any software incorporated therein) or any right, interest or license it may have pursuant to this Agreement without the prior written consent of GTI. GTI may assign the leases to any leasing company or other third party which assignment shall not relieve GTI of its obligations hereunder.

9. Acknowledgments.
In signing this Agreement, Customer acknowledges that Customer has reviewed this Agreement, in its entirety; has independently assessed the market and/or risks associated with OSA-II operations, and except as provided in Section 5, above, is not relying on any representations or warranties from GTI; including representation concerning profits, income, or success; sales revenue from OSA-II, if any, shall produce no more than [**]% of Customer's total sales revenue for related business services, and Customer is already engaged in the automotive service business.


10. Default and Remedies:
    --------------------
Customer is in default under this Agreement upon failure to make payment within 30 days or breach of this Agreement after Customer has been given 30 days prior written notice and failed to cure the breach . If Customer is in default under this Agreement, GTI may do any or all of the following: (a) terminate the Agreement, (b) take possession of the OSA-IIs by any manner permitted by law,
(c) seek payment for any money owed to GTI, and d) pursue any other right to remedy permitted by law or in equity.


11. Voluntary Early Termination
If this Agreement is terminated without cause by the Customer before the completion of the Lease Term, the Customer must return the OSA-II and all supplies to GTI at the Customer's expense and the Customer must pay an [*]


*Confidential portions omitted and filed separately with the Commission.

The above fees are applicable for the Lease Term for each OSA-II placed, from the time of operation. All invoices are due upon receipt. Customer will be invoiced at the completion of each month. GTI reserves the right to charge interest on all amounts owed after 30 days from the due date at the highest applicable legal rate, but not to exceed 1.5% per month.



4.  Ownership and Confidentiality.

(a) All right, title, and interest in the OSA-II (including all Confidential Information and other proprietary technology incorporated therein) shall be and remain vested in GTI, (or such other party as may be designated by GTI), including any improvements or modifications thereto (whether requested or suggested by Customer or derived by reason of GTI's relationship with Customer or otherwise).

(b) For so long as the lease and license set forth in this Agreement remain in effect, and without limiting any rights or protections afforded to either Customer or GTI, each party will maintain in strictest confidence and safeguard as confidential the Confidential Information (exercising at least the same degree of care Customer would use in protecting the confidentiality of its own similar information) and will not use, disclose, duplicate, reproduce, copy or distribute any of the Confidential Information in any manner to any person whatsoever except as permitted by the express provisions of this Agreement. Additionally, the fee terms of this agreement will be kept in confidence by the parties except as otherwise may be required by law.

(c) For purposes of this Agreement, "Confidential Information" means all information and matters of a confidential nature, whether or not in written form, and regardless of the media (if any) on which stored, which pertain, or relate in any way, to the business of the respective parties (or their parent or affiliated corporations') services, products, or business, including trade secrets, processes, techniques, designs, specifications, drawings, know-how, show-how, technical information, technology, research developments, inventions, engineering concepts, software operating manuals, and improvements, modifications and enhancements to the foregoing, and the terms of this Agreement.

5. Warranty

GTI represents and warrants to Customer that:

(a) It is the owner of the OSA-IIs and the related technology and intellectual property, and has all right, title and interested thereto. The license to Customer shall not interfere with any other person's right and title to same (except as provided in section 10, below).

(b) All the OSA-IIs and any supplies provided by GTI or its suppliers in connection therewith shall be free from any defects in materials, design, manufacture and workmanship, under normal use and proper maintenance. In the event of a defect, GTI's sole obligation shall be to repair or replace, in its sole discretion, any part or parts which it deems to be defective. This following events shall render this warranty null and void: (i) any alteration or modification of the OSA-II by anyone other than a GTI employee or authorized representative without GTI's prior written approval,
     (ii) installation of the OSA-II in an improper manner, unless so done under the supervision of an employee or agent of GTI, the use or installation of the OSA-II in combination with OSA-II not approved by GTI, and (iii) installation of the OSA-II in a manner not in accordance with GTI's plans and specifications or its written instructions.

(c) All such materials, including the OSA-IIs, shall perform the functions for which they are intended in accordance with the specifications provided therefore.

(d) Except as expressly stated therein, the specifications set forth in GTI's documentation are illustrative only and are not to be interpreted as representations or warranties.

Customer warrants and represents to GTI as follows:

(e) Customer shall use the OSA-II solely in the conduct of its business, in a manner and for the use contemplated by GTI, and in compliance with all laws, rules and regulations of every governmental authority having jurisdiction over the OSA-II or Customer (including, but not limited to all federal, state a local environmental laws, rules and regulations). Customer shall pay all costs, expenses, fees and charges incurred in connection with the use and operation of the OSA-II.

(f) Customer shall be solely responsible, at its own expense, for (a) the delivery of the OSA-II to its place of business, (b) the packing, rigging and delivery of the OSA-II back to GTI, upon expiration or termination of the Lease Term, in good repair, condition and working order, ordinary wear and tear excepted, at the location(s) within the continental United States and Canada specified by GTI, and (c) the installation, deinstallation, maintenance and repair of the OSA-II Customer shall, at its expense, keep the OSA-II in good repair, condition and working order, ordinary wear and tear excepted, and, at the expiration or termination of the Lease Term, have the OSA-II inspected and certified acceptable for maintenance service by GTI. In the event that the OSA-II, upon its return to GTI, is not in good repair, condition and working order, ordinary wear and tear excepted, Customer shall be obligated to pay GTI for the out-of-pocket expenses incurred in bringing the OSA-II up to such status, but not in excess of $500, to be paid promptly after its receipt of an invoice for such expenses. GTI shall be entitled to inspect the OSA-II at Customer's location at reasonable times.

(g) Customer shall be obligated to pay, and hereby indemnifies GTI and its successor and assigns against, and holds each of them harmless from, all license fees, assessments, and sales, use, property, excise and other taxes and charges, other than those measured by GTI's net income, now and hereafter imposed by any governmental body or agency upon or with respect to the OSA-II, or the possession, ownership, use or operation thereof, or any lease or the consummation of the transactions contemplated in any lease or this Agreement.

(h) Without the prior written consent of GTI, Customer shall not: (a) assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any rights or obligations thereunder; (b) sublease the OSA-II;
     (c) create or incur, or permit to exist, any lien or encumbrance with respect to the OSA-II, or any part thereof; (d) move any of the OSA-II from the location at which it is first installed; or (e) permit any of the OSA-II to be moved outside the continental limits of the United States, or if first installed in Canada, outside the province in which it was first installed.

(i) Customer shall place and maintain permanent markings provided by GTI on the OSA-II evidencing ownership, security and other interests therein, as specified from time to time by GTI.

(j) Customer shall not make any additions, attachments, alterations or improvements to the OSA-II without the prior written consent of GTI Any addition, attachment, alteration or improvement to an OSA-II shall belong to and become the property of GTI unless, at the request of GTI, it is removed prior to the return of such OSA-II by Customer. Customer shall be responsible for all costs relating to such removal and shall restore such item of OSA-II to its operating condition that existed at the time it became subject to this Agreement.

(k) Customer shall promptly execute such Form UCC-1s as may be reasonably requested by GTI, prior to shipment of any UCC'1s or at other times, and such other documents reasonably requested by GTI to evidence its ownership of the OSA-IIs.

6.       Consequential Damages and Exclusive Remedy.
         -------------------------------------------

(a) EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL INFORMATION, PRODUCTS, TECHNOLOGY AND SERVICES PROVIDED BY GTI IS PROVIDED "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. GTI DOES NOT REPRESENT OR WARRANT THAT THE OSA-II) (OR RELATED DOCUMENTATION) IS ERROR FREE, OR THAT USE OF THE OSA-II WILL BE UNINTERRUPTED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS SPECIFIED IN THIS SECTION 6, GTI MAKES NO WARRANTY IN CONNECTION WITH ANY SUBJECT MATTER OF THIS AGREEMENT AND HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH RESPECT TO THE OSA-II.

(b) IN NO EVENT SHALL GTI BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE USE, MISUSE OR NEGLIGENT USE OF THE OSA-II, OR THE HANDLING AND USE, OR MISUSE, OR NEGLIGENT HANDLING OR USE OF ANY HAZARDOUS OR PETROLEUM BASED SUBSTANCES BY ANY PERSON IN CONNECTION WITH THE OSA-II, OR ARISING FROM ANY DEFECT IN THE OSA-II, OR ANY NON CONFORMITY OF THE SAME WITH ANY SPECIFICATION, WHETHER ALLEGED TO ARISE FROM BREACH OF CONTRACT, EXPRESS OR IMPLIED WARRANTY, OR IN TORT, INCLUDING WITHOUT LIMITATION, NEGLIGENCE, FAILURE TO WARN OR STRICT LIABILITY.

(c) Customer shall indemnify and hold GTI harmless from and against any loss or liability for injury or death to third parties or third party property damage, which arises solely out of and is directly caused by the negligent acts of Customer, its officers, agents or employees. Any action arising hereunder or relating hereto must be commenced within one year after Customer has or should have had knowledge of the cause of action, and in no event shall an action be brought after two years from the date of accrual of the cause of action.

(d) Customer shall name and keep GTI as an additional insured on its general liability coverage with respect to such indemnity rights, and as GTI's interests otherwise appear. Customer will send proof of insurance coverage to GTI, 7108 Fairway Drive, Suite 200, Palm Beach Gardens, FL, 33418,
     Attention: Chief Financial Officer.

(e) Should the OSA-II become, or be likely to become in GTI's opinion, the subject of infringement of any patent, GTI may procure for Customer the right to continue using the same or replace or modify it to make it non-infringing, at GTI's election. If GTI elects to replace or modify the infringing item(s), such replacement or modification shall substantially meet the functional and performance specifications of OSA-II prior to a determination of infringement. GTI does not warrant against, and shall not be responsible for claims of patent infringement based upon use of the OSA-II in combination with other materials or in the practice of any process; or specifications furnished by Customer.

7.  Operating Requirements.
    ----------------------

Customer (for and on behalf of itself and its officers, employees, agents and representatives) agrees:

(i) Not to unpack, break the seal on or open any boxes or containers shipped to it by GTI, (or the manufacturer of the OSA-II) without the direct supervision of GTI (or persons designated by GTI). Customer further shall not open the cabinet, covers, inspection doors or other enclosure containing the components of the OSA-II, attempt any repair, adjustment or modification of the OSA-II, except as authorized by GTI disassemble, decompile, reverse engineer, interrogate, decode or otherwise tamper with the OSA-II or any software related thereto (or attempt to derive any source code or algorithms from such software);

(j) Not to move or relocate the OSA-II from the site of original installation at the locations set forth above;

(k) Not to remove, alter or obscure any markings or labels, which are affixed to the OSA-II at the time of installation or subsequently placed thereon by GTI, provided such were first approved by Customer;

(l) To ensure that any person who operates the OSA-II has been trained by GTI (or persons designated by GTI);

(m) To allow GTI and its agents, representatives and employees reasonable access to Customer's facility to inspect the OSA-II upon reasonable notice from GTI;

(n) To properly dispose of all fluids and solvents used in connection with or in any way relating to the OSA-II in compliance with all applicable laws, rules and regulations;

(o) To maintain a safe site for the OSA-II including keeping all flammable gases, petrochemical fluids, solvents and other substances outside the proximity (generally not within 25 feet) of the OSA-II except to the absolute minimum extent then being used in the operation thereof;

(p) Customer may use the service marks appearing on the OSA-II and the reports solely for the purpose of delivering oil analysis using the OSA-II. Customer agrees to protect and not to infringe on all the trademarks and copyrights owned by GTI. and its affiliate companies, including the trademark MotorCheck(TM).

(q) To assume all risk of loss, theft, damage, requisition of use and destruction to the OSA-II from any cause whatsoever after it has been delivered to a common carrier for shipment to Customer, and to include under each site's property insurance each OSA-II in an amount not less than $40,000 with an insurance carrier reasonably approved by GTI, and name GTI as loss payee and additional named insured on the applicable policies (and furnish GTI with a copy thereof). In the event of any such occurrence, Customer shall promptly notify GTI and shall at its expense cause the OSA-II to be placed in good repair, condition and working order. In the event of a total loss, all right, title and interest in the subject OSA-II (and any insurance proceeds associated therewith) shall remain vested in GTI Customer will send proof of insurance coverage to GTI, Attention: Chief Financial Officer.

8. Assignment. Customer may not assign, transfer, pledge, sublicense or sublease the OSA-II (including any software incorporated therein) or any right, interest or license it may have pursuant to this Agreement without the prior written consent of GTI. GTI may assign the leases to any leasing company or other third party which assignment shall not relieve GTI of its obligations hereunder.

9. Acknowledgments. In signing this Agreement, Customer acknowledges that Customer has reviewed this Agreement, in its entirety; has independently assessed the market and/or risks associated with OSA-II operations, and except as provided in Section 5, above, is not relying on any representations or warranties from GTI; including representation concerning profits, income, or success; sales revenue from OSA-II, if any, shall produce no more than 20% of Customer's total sales revenue for related business services, and Customer is already engaged in the automotive service business.

10. Default and Remedies: Customer is in default under this Agreement upon failure to make payment within 30 days or breach of this Agreement after Customer has been given 30 days prior written notice and failed to cure the breach . If Customer is in default under this Agreement, GTI may do any or all of the following: (a) terminate the Agreement, (b) take possession of the OSA-IIs by any manner permitted by law, (c) seek payment for any money owed to GTI, and d) pursue any other right to remedy permitted by law or in equity.

11. Voluntary Early Termination If this Agreement is terminated without cause by the Customer before the completion of the Lease Term, the Customer must return the OSA-II and all supplies to GTI at the Customer's expense and the Customer must pay an early termination fee equivalent to the balance of the 60 months minimum amounts owed.

12. Miscellaneous. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of Delaware. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or collect any amount due hereunder, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Except as expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies at law or equity that they may have against each other. Any notice concerning this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by, certified or registered mail, return receipt requested, or similar receipted delivery, by overnight delivery service, or by facsimile delivery, or if mailed, postage prepaid, by certified mail, return receipt requested as follows:


To the Customer:

To Global Technovations, Inc.:   7108 Fairway Drive, Suite 200
                                 Palm Beach Gardens, FL 33148
                                 Attention: William C. Willis, Jr.,
                                 Title: President and Chief Executive Officer
                                 Facsimile:  (561)775-2668


GLOBAL TECHNOVATIONS, INC.
7108 Fairway Drive, Suite 200
Palm Beach Gardens, FL 33418

By:
     -------------------------------
         William C. Willis, Jr.
         President and Chief Executive Officer


Title:
        ----------------------------

                                 EXHIBIT E

MINIMUM ANNUAL SAMPLE TEST VOLUME REQUIREMENTS


YEAR                VOLUME

2001                 [ *]
2002
2003
2004
2005
2006


*Confidential portions omitted and filed separately with the Commission.